Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 of SPDR® Gold MiniSharesSM Trust (“GLDM”), a series of World Gold Trust (the “Trust”), of our reports dated November 27, 2018, with respect to the combined statements of financial condition and schedules of investments of the Trust and the statements of financial condition and schedules of investments of SPDR® Long Dollar Gold Trust (“GLDW”), a series of the Trust, as of September 30, 2018 and 2017 and the related combined statements of operations, cash flows and changes in net assets of the Trust and the related statements of operations, cash flows and changes in net assets of GLDW for the year ended September 30, 2018 and the period January 27, 2017 (commencement of operations) to September 30, 2017, which reports appear in the September 30, 2018 Annual Report on Form 10-K of the Trust. We also consent to the use of our report dated November 27, 2018, with respect to the statement of financial condition and schedule of investment of GLDM as of September 30, 2018 and the related statements of operations, cash flows and changes in net assets of GLDM for the period June 26, 2018 (commencement of operations) to September 30, 2018, which report also appears in the September 30, 2018 Annual Report on Form 10-K of the Trust, and to the reference to our firm under the heading “Experts” in the above noted Registration Statement.

/s/ KPMG LLP

New York, New York

January 25, 2019